UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Rush Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Texas	74-1733016
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

555 IH 35 South, Suite 500 New Braunfels, Texas	78130
(Address of Principal Executive Offices)	(Zip Code)

Rush Enterprises, Inc. Amended and Restated 2007 Long-Term Incentive Plan

(Full title of the plan)

Michael Goldstone

Vice President, General Counsel, and Corporate Secretary

Rush Enterprises, Inc.
555 IH 35 South, Suite 500
New Braunfels, Texas 78130

(830) 302-5200

Copies to:

Daryl L. Lansdale, Jr.

Norton Rose Fulbright US LLP

300 Convent Street, Suite 2100

San Antonio, TX 78205

(210) 270-9367

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer	☐
Non-accelerated filer ☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Class A Common Stock, $.01 par value per share	1,750,000 shares	$41.48	$72,590,000	$8,413.18
Class B Common Stock, $.01 par value per share	750,000 shares	$38.80	$29,100,000	$3,372.69

(1)

Pursuant to Rule 416(c) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares as may be required pursuant to the Rush Enterprises, Inc. Amended and Restated 2007 Long-Term Incentive Plan in the event of a stock split, stock dividend, recapitalization, exchange of shares or other similar change in Rush Enterprises, Inc.’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), or Class B common stock, par value $0.01 per share (the “Class B Common Stock”).

(2)

Estimated pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Class A Common Stock and Class B Common Stock, respectively, on August 7, 2017 as reported on the NASDAQ Global Select Market.

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SHARES

Rush Enterprises, Inc. (the “Company”) is filing this registration statement on Form S-8 (this “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) to register 1,750,000 additional shares of Class A Common Stock and 750,000 additional shares of Class B Common Stock that may be issued under the Rush Enterprises, Inc. Amended and Restated 2007 Long-Term Incentive Plan (the “Plan”). Pursuant to General Instruction E of Form S-8, the contents of the Company’s prior registration statements on Form S-8, related to the Plan, filed with the Securities and Exchange Commission (the “Commission”) on July 24, 2007 (Registration No. 333-144821), July 21, 2010 (Registration No. 333-168231), and August 12, 2014 (Registration No. 333-198080) (collectively, the “Prior Registration Statements”), are incorporated by reference into this Registration Statement, except to the extent supplemented, amended and superseded by the information set forth herein.

There are 7,800,000 shares of Class A Common Stock reserved for issuance under the Plan, of which 6,050,000 shares are registered under the Prior Registration Statements and 1,750,000 shares are registered under this Registration Statement. There are 2,200,000 shares of Class B Common Stock reserved for issuance under the Plan, of which 1,450,000 shares are registered under the Prior Registration Statements and 750,000 shares are registered under this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents, which have been previously filed with the Commission, are incorporated by reference into this Registration Statement:

(a)     The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 1, 2017;

(b)     The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017, filed on May 10, 2017, and June 30, 2017, filed on August 9, 2017;

(c)     The Company’s Current Reports on Form 8-K filed on March 13, 2017, March 27, 2017, April 3, 2017, and May 22, 2017;

(d)     The Company’s Definitive Proxy Statement on Schedule 14A filed on April 4, 2017, incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

(e)     The description of the Company’s Class A Common Stock contained in the Company’s Form 8-A, filed on July 9, 2002, including all amendments and reports filed for the purpose of updating such description; and

(f)     The description of the Company’s Class B Common Stock contained in the Company’s Registration Statement on Form S-1, filed on April 10, 1996, including all amendments and reports filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that (i) indicates that all securities offered under this Registration Statement have been sold, or (ii) deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.    Indemnification of Directors and Officers.

The Company’s Restated Articles of Incorporation provide that a director will not be liable to the Company or its shareholders for monetary damages for an act or omission in such director’s capacity as director, except in the case of (1) breach of such director’s duty of loyalty to the Company or its shareholders, (2) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or any act or omission that involves intentional misconduct or a knowing violation of the law, (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office or (4) an act or omission for which the liability of a director is expressly provided for by statute. The Company’s Amended and Restated Bylaws provide that the Company will indemnify, and advance expenses to, any executive officer or director, or any person who is not or was not a director or officer of the Company, but who is or was serving at the request of the Company as a director, officer, partner, venture, proprietor, trustee, employee, agent or similar functionary of another entity, to the fullest extent permitted by the Texas Business Organizations Code (the “TBOC”).

Sections 8.101 and 8.105 of the TBOC permit corporations to indemnify a person who was or is a governing person, officer, employee or agent of such corporation or who serves at the corporation’s request as a representative of another enterprise, organization or employee benefit plan (an “outside enterprise”), who was, is, or is threatened to be named a respondent in a legal proceeding by virtue of such person’s position in the corporation or in an outside enterprise, but only if the person acted in good faith and reasonably believed, in the case of conduct in the person’s official capacity, that the conduct was in or, in the case of all other conduct, that the conduct was not opposed to the corporation or outside enterprise’s best interest, and, in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful. A person may be indemnified within the above limitations against judgment and expenses that are reasonable and actually incurred by the person in connection with the proceeding; however, indemnification is limited to reasonable expenses actually incurred in a proceeding in which the person is found liable to the corporation or is found to have improperly received a personal benefit and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation, breach of the person’s duty of loyalty owed to the corporation or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. Indemnification pursuant to Section 8.101 of the TBOC can be made by the corporation only upon a determination made in the manner prescribed by Section 8.103 of the TBOC that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct for such indemnification.

Section 8.051 of the TBOC requires a corporation to indemnify a governing person, former governing person or person serving an outside enterprise at the corporation’s request against reasonable expenses actually incurred in connection with a proceeding in which the person is a party because of the person’s corporate position, if the person was wholly successful, on the merits or otherwise, in the defense of the proceeding.

Under certain circumstances, a corporation may also advance expenses to any of the above persons. Section 8.151 of the TBOC also permits a corporation to purchase and maintain insurance or to make other arrangements on behalf of any of such persons against any liability asserted against and incurred by the person in such capacity, or arising out of the person’s status as such a person, without regard to whether the corporation would have the power to indemnify the person against the liability under applicable law.

Under an insurance policy maintained by the Company, its directors and executive officers are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and executive officers. The Company has also entered into Indemnification Agreements with its directors and officers. A form of the Indemnification Agreement is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on January 7, 2015.

The foregoing discussion of Sections 8.101, 8.105, 8.103, 8.051 and 8.151 of the TBOC and the Company’s Restated Articles of Incorporation, Amended and Restated Bylaws and form of Indemnification Agreement is not intended to be exhaustive and is qualified in its entirety by reference to such statutes, Restated Articles of Incorporation, Amended and Restated Bylaws, and the form of Indemnification Agreement.

Item 8.    Exhibits.

Exhibit No.	Description

4.1*

Restated Articles of Incorporation of Rush Enterprises, Inc. (incorporated herein by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, File No. 000-20797)

4.2*	Rush Enterprises, Inc. Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed May 21, 2013, File No. 000-20797)

4.3*

Rush Enterprises, Inc. Amended and Restated 2007 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed May 22, 2017, File No. 000-20797)

5.1	Opinion of Norton Rose Fulbright US LLP

23.1	Consent of Norton Rose Fulbright US LLP (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on the signature page hereto)

* Incorporated by reference

Item 9.    Undertakings.

(a)    The undersigned registrant hereby undertakes;

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) under the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Braunfels, State of Texas, on August 10, 2017.

Rush Enterprises, Inc.

By:	/s/ Michael Goldstone
Michael Goldstone
Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints W.M. “RUSTY” RUSH and MICHAEL GOLDSTONE, and each of them, as his true and lawful attorney-in-fact, with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, any and all amendments, including post-effective amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ W.M. “Rusty” Rush W.M. “Rusty” Rush	Chairman of the Board, President and Chief Executive Officer, Director (Principal Executive Officer)	August 10, 2017

/s/ Steven L. Keller Steven L. Keller	Chief Financial Officer (Principal Financial and Accounting Officer)	August 10, 2017

/s/ William H. Cary William H. Cary	Director	August 10, 2017

/s/ Thomas A. Akin Thomas A. Akin	Director	August 10, 2017
/s/ James C. Underwood James C. Underwood	Director	August 10, 2017

/s/ Raymond J. Chess Raymond J. Chess	Director	August 10, 2017

/s/ Dr. Kennon H. Guglielmo Dr. Kennon H. Guglielmo	Director	August 10, 2017

Exhibit index

Exhibit No.	Description

4.1*

Restated Articles of Incorporation of Rush Enterprises, Inc. (incorporated herein by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, File No. 000-20797)

4.2*	Rush Enterprises, Inc. Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed May 21, 2013, File No. 000-20797)

4.3*

Rush Enterprises, Inc. Amended and Restated 2007 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed May 22, 2017, File No. 000-20797)

5.1	Opinion of Norton Rose Fulbright US LLP

23.1	Consent of Norton Rose Fulbright US LLP (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on the signature page hereto)

* Incorporated by reference